Exhibit 10.1
[* * *] CONFIDENTIAL TREATMENT
Modification and Extension of Pipeline Capacity Lease Agreement
     This Modification and Extension of Pipeline Capacity Lease Agreement (“Agreement”), effective the 1st day of May, 2009 (“Effective Date”), is entered into by and between Delek Crude Logistics, LLC, whose address is 7102 Commerce Way, Brentwood, TN 37027(hereinafter referred to as “Delek”) and Plains Marketing, L.P., a Texas limited partnership, acting through its general partner, Plains Marketing GP Inc, whose address is 333 Clay Street, Suite 1600, Houston, Texas 77002 (hereinafter referred to as “Plains”) Plains or Delek may individually be referred to as a “Party”, or collectively as the “Parties”.
     WHEREAS, LaGloria Oil & Gas Company (“LaGloria”) and Plains, as successor to Scurlock Permian LLC executed that certain “Pipeline Capacity Lease Agreement” (“Lease”) dated April 12, 1999, for an initial term of five (5) years commencing January 1, 2000 through December 31, 2004, a copy of which is attached hereto and incorporated herein in its entirety;
     WHEREAS, Delek, as successor in interest to LaGloria and Plains executed that certain “One-Year Renewal of Pipeline Capacity Lease Agreement” renewing the Lease for one (1) additional lease year commencing on January 1, 2005 through December 31, 2005;
     WHEREAS, Plains and Delek executed an “Amendment to the One-Year Renewal of Pipeline Capacity Lease Agreement” changing the Monthly Rental payable by Delek to Plains under Section 4 of the Lease effective from September 1, 2005 through December 31, 2005;
     WHEREAS, the One (1) year renewal of the Pipeline Capacity Lease Agreement was subsequently extended through April 30, 2006 by an “Extension of Pipeline Capacity Lease Agreement”;
     WHEREAS, effective May 1, 2006, Plains and Delek executed an “Modification and Extension of Pipeline Capacity Lease Agreement” extending the term of the Lease through April 30, 2009 and revising the rental payable by Delek to Plains under Section 4 of the Lease; and
     WHEREAS, the Parties intend to again amend the rental provisions of Section 4 of the Lease and extend the term of the Lease for twenty-four (24) months and as herein amended to ratify, adopt and confirm the Lease.
     NOW, THEREFORE, in consideration of the mutual benefits of the Parties hereto, by execution below, Plains and Delek hereby modify the Lease as follows:
     The term of the Lease is hereby extended for an additional twenty-four (24) month term beginning May 1, 2009, and ending April 30, 2011, then continuing ‘Quarterly’ as three (3) month extensions thereafter until either Party issues a one-hundred and eighty (180 day advance written notice of cancellation to the other Party. During the term of this Agreement,

[* * *] CONFIDENTIAL TREATMENT
the Parties agree to negotiate in good faith, subject to the provisions in this Agreement, an extension of the term of the Lease of at least five (5) years.
     For the first fourteen months of this extension of the Agreement commencing May 1, 2009, the rental payable by Delek to Plains under Section 4 of the Lease shall be as follows:
     MONTHLY RENTAL:
     Volumes up to and including Daily Average of [* * *] barrels per day:
     Days in the month x the Daily Average volume delivered up to and including [* * *] barrels per day x [* * *] per barrel.
     Volumes in excess of the Daily Average of [* * *] barrels per day:
     Days in the month x the Daily Average volume delivered in excess of [* * *] barrels per day x [* * *] x the current rate per barrel.
For the annual period commencing July 1, 2010, and annually thereafter, the rental shall escalate based on the FERC Oil Pipeline Index using the calculation formula as described in the above paragraphs.
The above rental schedule includes normal operation, inspection and maintenance performed by Plains, including routine leak repair, cleanup, right of way issues and elective pipe replacement. However, if, as a result of conducting a smart pig inspection of the pipeline and major repairs are required that Plains estimates will cost in excess of [* * *], or if any pipeline integrity upgrade is required due to regulatory compliance or significant pipe integrity loss during the term of this Agreement, Plains and Delek shall negotiate in good faith to compensate Plains for all of the cost in excess of [* * *] of such repairs or added costs. It is the intent of the Parties that any such form of compensation shall be amortized over a period of not less than five (5) years, and that the pipeline lease term shall be extended to cover such amortization. It is the intent of the Parties that Plains shall not have an obligation to continue to operate the pipeline at a financial loss due to unanticipated pipeline integrity issues beyond its control. If during the twenty-four (24) month term extension, a pipeline integrity upgrade is required in the sole discretion of Plains due to regulatory compliance or a significant pipeline integrity loss, Plains shall have the right to immediately terminate this Agreement notwithstanding any other provision to the contrary in this Agreement. In such event, neither Party shall have any other rights or obligations to each other subsequent to such termination except that Delek shall pay Plains for all crude oil delivered prior to termination of this Agreement.

     Any unaffiliated third party entity which acquires substantially all of the assets of either Party to this Agreement shall be entitled to the rights and shall be subject to the obligations of its predecessor in title under this agreement. Each of the Parties may, without relieving itself of its obligations under this Agreements, assign any of its rights here under to a company or companies with which it is affiliated, but otherwise no assignment of this Agreement or any of the rights or obligations hereunder shall be made unless there first shall have been obtained the consent thereto in writing of the other Party, which consent shall not be unreasonably withheld.

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     As herein modified and extended, all the terms, provisions and conditions of the Lease shall remain in full force and effect unless further modified by an agreement executed by authorized representatives of each Party.
     The above recitals are incorporated into this Agreement and made apart of for all purposes.
IN WITNESS WHEREOF, the Parties hereto acting through their duly authorized representatives have executed this Agreement as the Effective Date set forth above.

DELEK CRUDE LOGISTICS, LLC		PLAINS MARKETING,
By Plains Marketing GP Inc.
Its General Partner

By: Name:	/s/ Frederec Green 3/31/09 Frederec Green	By: Name	/s/ Glenn R. Willey Glenn R. Willey – Managing Director -
Title:	Vice President	Title:	Pipeline Business Development

By:	/s/ Pete Daily

Name:	H. Pete Daily
Title:	VP